Exhibit 99.1

News Release

Wabtec Reports Record Results For 2014;

Issues 2015 Earnings Guidance Of About $4.05

WILMERDING, PA, February 18, 2015 – Wabtec Corporation (NYSE: WAB) today reported record results for 2014, including the following:

•	In the fourth quarter, earnings per diluted share were a record 95 cents, 25 percent higher than the year-ago quarter.

•	Sales for the fourth quarter increased 20 percent to a record $821 million, driven by higher sales in both the Freight and Transit groups.

•	Income from operations in the fourth quarter was a record $137 million or 16.7% of sales, compared to $111 million or 16.3% of sales in the year-ago fourth quarter.

•	For the full year, Wabtec had sales of $3.04 billion, income from operations of $527 million or 17.3% of sales, and earnings per diluted share of $3.62, all records. For the full year, the company generated cash flow from operations of $472 million, which exceeded net income of $352 million.

•	At year-end, the company had cash of $426 million and debt of $520 million.

•	In 2014, Wabtec repurchased 346,800 shares of its common stock for about $27 million.

Also today, Wabtec issued 2015 guidance for earnings per diluted share of about $4.05, with revenues expected to increase about 10%.

Raymond T. Betler, Wabtec’s president and chief executive officer, said: “We finished the year with a strong performance in the fourth quarter, and we are anticipating record results again in 2015. While we expect to face challenges this year, including global economic uncertainty and foreign currency exchange headwinds, we will benefit from ongoing investment in freight rail and passenger transit projects around the world. Our long-term growth prospects remain solid, thanks to our diversified business model, balanced strategies and rigorous application of the Wabtec Performance System.”

Wabtec (www.wabtec.com) is a global provider of technology-based products and services for rail and industrial markets. This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, an economic slowdown in the markets we serve; a decrease in freight or passenger rail traffic; an increase in manufacturing costs; and other factors contained in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update these statements or advise of changes in the assumptions on which they are based.

Wabtec will host a call with analysts and investors at 10 a.m., eastern time, today. To listen via webcast, go to www.wabtec.com and click on “Webcasts” in the “Investor Relations” section.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2014 AND 2013

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	Fourth Quarter 2014	Fourth Quarter 2013	For the Year End 2014	For the Year End 2013

Net sales	$820,866	$681,482	$3,044,454	$2,566,392
Cost of sales	(566,569)	(481,357)	(2,108,472)	(1,802,365)

Gross profit	254,297	200,125	935,982	764,027
Gross profit as a % of Net Sales	31.0%	29.4%	30.7%	29.8%

Selling, general and administrative expenses	(93,117)	(71,142)	(324,539)	(262,718)
Engineering expenses	(18,328)	(12,754)	(61,886)	(46,289)
Amortization expense	(5,889)	(5,011)	(22,448)	(17,710)

Total operating expenses	(117,334)	(88,907)	(408,873)	(326,717)
Operating expenses as a % of Net Sales	14.3%	13.0%	13.4%	12.7%

Income from operations	136,963	111,218	527,109	437,310
Income from operations as a % of Net Sales	16.7%	16.3%	17.3%	17.0%

Interest (expense) income, net	(4,005)	(4,627)	(17,574)	(15,341)
Other income (expense), net	(1,752)	951	(1,680)	(882)

Income from operations before income taxes	131,206	107,542	507,855	421,087

Income tax expense	(38,520)	(33,501)	(156,175)	(128,852)

Effective tax rate	29.4%	31.2%	30.8%	30.6%

Net income attributable to Wabtec shareholders	$92,686	$74,041	$351,680	$292,235

Earnings Per Common Share
Basic
Net income attributable to Wabtec shareholders	$0.96	$0.77	$3.66	$3.05

Diluted
Net income attributable to Wabtec shareholders	$0.95	$0.76	$3.62	$3.01

Weighted average shares outstanding
Basic	95,894	95,768	95,781	95,463

Diluted	97,056	97,142	96,885	96,832

Sales by Segment
Freight Group	$481,140	$389,034	$1,731,477	$1,398,103
Transit Group	339,726	292,448	$1,312,977	$1,168,289

Total	$820,866	$681,482	$3,044,454	$2,566,392